UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[   ]Preliminary Proxy Statement

[   ]Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[   ]Definitive Proxy Statement

[X]Definitive Additional Materials

[   ]Soliciting Material Pursuant to Rule 14a-12

PASSUR AEROSPACE, INC.
(Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]No fee required.

[   ]Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)Title of each class of securities to which transaction applies:

(2)Aggregate number of securities to which transaction applies:

(3)Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)Proposed maximum aggregate value of transaction:

(5)Total fee paid:

[   ]Fee paid previously with preliminary materials:

[   ]Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)Amount previously paid:

(2)Form, Schedule, or Registration Statement No.:

(3)Filing Party:

(4)Date Filed:

October 30, 2020

To Our Valued Shareholders:

I assumed the role of CEO in February of 2020, as the aviation industry experienced the onset of what is described as the worst crisis in Aviation history due to the COVID-19 pandemic.

As passenger volumes declined to unprecedented levels causing a near shutdown of many operations across this industry, many companies were forced to drastically reduce expenses and conserve cash. PASSUR was no different facing similar challenges and was required to make significant adjustments to its cost structure and operating model.

In response, we took actions in February and March to significantly reduce our operating costs. This included the reduction of executive positions, the implementation of temporary pay reductions, the consolidation of physical offices from five to two locations, and the renegotiation of all significant supplier agreements seeking better terms and conditions. Strategically, we made the decision to sunset our legacy PASSUR network and write off or discontinue use of non-critical technology assets. We focused remaining resources on the development, marketing, and sales of our Ariva™ platform.

The net result was a marginal operating profit in Q3 FY20 and a go-forward cost structure that we believe will allow us to weather this crisis and strategically prepare for growth as the market rebounds. The Company reduced its quarterly cash operating costs for Q3 FY20 by approximately $2.1 million. This reduction amounted to approximately a 40% cost reduction when compared to comparable expenses in Q1 FY20. Additionally, in July 2020, we received a $3.0 million PSP grant from the US Treasury.

Organizationally, we strengthened the team with Michael Henne, an industry veteran as our Chief Commercial Officer; Evee Burgard, an experienced Product and Digital Marketing Executive; and Jim Peters, a Senior Technology Advisor. Even with these additions, we achieved a reduction in overall management and executive compensation.

We have discussed in great detail the impacts COVID-19 has had on our industry, customers, and the Company in our quarterly report on Form 10-Q for the three and nine months ended July 31, 2020, which is included herewith, and we encourage you to read it carefully.

As the industry moves forward with great attention to cost performance and fewer experienced resources, due to early retirement, terminations, and layoffs, we believe the aviation industry will seek automation to fill the resource gap, achieve necessary cost structures, and produce greater operational efficiencies. Our Ariva™ platform is uniquely designed and positioned to impact each of these areas.

I want to thank you, our shareholders, our loyal customers, and our dedicated PASSUR team for the continued support, patience, and faith in our Company. As President Teddy Roosevelt once said, “the function of management is to turn adversity into opportunity,” and we are poised to do just that.

Brian Cook

President & Chief Executive Officer

Forward Looking Statements

This letter contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company’s future plans, objectives, and expected performance. These statements are based on assumptions that the Company believes are reasonable but are subject to a wide range of risks and uncertainties, and a number of factors could cause the Company’s actual results to differ materially from those expressed in the forward-looking statements referred to above.  These factors include, without limitation, the risks and uncertainties discussed under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2019 filed with the Securities and Exchange Commission (“SEC”) on January 27, 2020, the uncertainties related to the ability of the Company to sell its existing product and professional service lines, as well as in new products and professional services (due to potential competitive pressure from other companies or other products), as well as the potential for terrorist attacks, changes in fuel costs, airline bankruptcies and consolidations, economic conditions, including, without limitation, the severity and duration of the continuing COVID-19 pandemic and its adverse impact on the U.S. and worldwide aviation and travel industries, and other risks detailed in the Company's periodic report filings with the SEC. Other uncertainties that could impact the Company include, without limitation, uncertainties with respect to future changes in governmental regulation and the impact that such changes in regulation will have on the Company’s business. Additional uncertainties include, without limitation, uncertainties relating to: (1) the Company's ability to find and maintain the personnel necessary to sell, manufacture, and service its products; (2) its ability to adequately protect its intellectual property; and (3) its ability to secure future financing. Readers are cautioned not to place undue reliance on these forward-looking statements, which relate only to events as of the date on which the statements are made and which reflect management’s analysis, judgments, belief, or expectation only as of such date.  The Company undertakes no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. Readers are advised, however, to consult any further disclosures we may make on related subjects in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.